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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

   Frantz                           William               T.
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   (Last)                           (First)             (Middle)

                                  P.O. Box 3965
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                                    (Street)

   Bellevue                          WA                   98009
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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Tera Computer Company (TERA)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year


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5. If Amendment, Date of Original (Month/Year)

   02/99
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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ x ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

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================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one reporting person, see Instruction
  4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                   9.             10.
                                                                                                   Number         Owner-
                                                                                                   of             ship
              2.                                                                                   Deriv-         Form of
              Conver-                5.                             7.                             ative          Deriv-      11.
              sion                   Number of                      Title and Amount               Secur-         ative       Nature
              or                     Derivative    6.               of Underlying       8.         ities          Secur-      of
              Exer-          4.      Securities    Date             Securities          Price      Bene-          ity:        In-
              cise   3.      Trans-  Acquired (A)  Exercisable and  (Instr. 3 and 4)    of         ficially       Direct      direct
              Price  Trans-  action  or Disposed   Expiration Date  ----------------    Deriv-     Owned          (D)or       Bene-
1.            of     action  Code    of (D)        (Month/Day/Year)         Amount      ative      at End         In-         ficial
Title of      Deriv- Date    (Instr. (Instr. 3,    ----------------         or          Secur-     of             direct      Owner-
Derivative    ative  (Month/ 8)      4, and 5)     Date    Expira-          Number      ity        Month          (I)         ship
Security      Secur-  Day/   ------  ------------  Exer-   tion             of         (Instr.    (Instr.        (Instr.     (Instr.
(Instr. 3)    ity     Year)  Code V  (A)       (D) cisable Date     Title   Shares      5)         4)             4)         4)
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
Two Year Note        02/23/99 P      $1,000,000    Immed  3/31/01  Common   $1,000,000 $1,000,000 200,000        D
Convertible                               (1)                       Stock       (1)        (1)       (1)
Into Common
Stock (Right
to Buy)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock         02/23/99 P          30,000     Immed 3/31/04  Common       30,000 $1,000,000  30,000        D
Purchase                                                            Stock
Warrants
(Right to
Buy)
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====================================================================================================================================

1/ Reporting Person acquired (i) a two year note in the principal amount of $1,000,000 convertible into 200,000 sharess of common stock at a conversion price of $5.00 per share and (ii) a warrant to purchase 30,000 shares of common stock at an exercise price of $5.00 per share.

Explanation of Responses:




            /William T. Frantz/                              April 15, 1999
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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